FLEET                                              Fleet Bank
  FleetBoston Financial                            Mail Stop: ME DE 05205B
						   PO Box 1280
						   Two Portland Square
						   Portland, ME 04101-5006
						   207 874 5005 tel
						   207 874 5156 fax



						June 29, 2001

Bangor Hydro-Electric Company
33 State Street
Bangor, Maine  04401

	Re:     WORKING CAPITAL FACILITY

Ladies and Gentlemen:

	We are pleased to confirm that Fleet National Bank (the "Bank") has agreed, subject to the terms and conditions set forth herein and in the Note referred to below, to extend credit to Bangor Hydro-Electric Company (the "Borrower") in the form of a working capital line of credit for revolving credit loans (individually, a "Loan" and collectively, the "Loans") made from time to time during the period specified below to fund short term working capital purposes of the Borrower in an aggregate principal amount not to exceed $10,000,000 (the "Line of Credit") outstanding at any time. This Letter Agreement is referred to herein as the "Line Agreement". All other capitalized terms used herein without definition shall have the meanings ascribed thereto in the promissory note attached as Exhibit A hereto (the "Note"). The Line of Credit will remain available for drawdown from the date of this agreement (the "Closing Date") until the Final Maturity Date (the "Availability Period") provided no Event of Default hereunder or under the Note exists. In the event that (i) any Event of Default under the Note has occurred and is continuing, and regardless of whether the Obligations hereunder have been declared due and payable, the Bank may terminate the aforementioned commitment to extend Loans and (ii) any Event of Default described in Section 5.1(f) of the Note shall have occurred and be continuing as a result of the occurrence and continuance of an Event of Default under Sections 14.1(g) or 14.1(h) of the Credit Agreement, the aforementioned commitment to extend Loans shall, by notice in writing to the Borrower, terminate and all amounts outstanding shall become due and payable automatically without any further notice from the Bank.

	Section 1.      REQUESTS FOR LOANS; CONDITIONS TO LENDING.

(a) The Borrower may request Loans under the Line of Credit by notifying the Bank in writing or telephonically not later than 12:00 noon (Bangor, Maine time) on the day such Loan is to be made (in the case of Base Rate Loans) and 12:00 noon (Bangor, Maine time) on the third Business Day before the day such Loan is to be made (in the case of LIBOR Rate Loans) of the principal amount of such Loan (which in the case of LIBOR Rate Loans shall be in a minimum amount of $500,000). Each such Loan request shall specify (i) whether such Loan is requested as a Base Rate Loan or a LIBOR Rate Loan, and (ii) if such requested Loan is a LIBOR Rate Loan, the requested Interest Period for such Loan.

	(b) The Borrower may repay Loans from time to time without penalty, subject to the provisions of Section 3 hereof. The Bank, in its discretion, may relend amounts repaid under the Line of Credit, subject to the terms and conditions hereof. If the outstanding principal amount of the Loans under the Line of Credit ever exceeds $10,000,000, the Borrower shall immediately repay to the Bank the amount by which the principal amount of the Loans exceeds $10,000,000.

	(c) The obligations of the Bank to make any Loan, whether on or after the date hereof, shall be subject to the satisfaction of the following conditions precedent:

	(i) Each of the representations and warranties of the Borrower contained herein, in the Credit Agreement, in the Note or in any document or instrument delivered pursuant to or in connection herewith shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date) and no Event of Default shall have occurred and be continuing.

	(ii) No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Bank would make it illegal for it to make such Loan.

	(iii) The Bank shall have received all information and such counterpart originals or certified or other copies of such documents required to be delivered hereunder or under the Note and all such documents shall be reasonably satisfactory in substance and in form to the Bank.

	(iv) The Bank shall have received a fee in an amount equal to $25,000, for its own account.

	Section 2.      PAYMENTS AND INTEREST RATE.

	Section 2.1. IN GENERAL.

(a) Except as otherwise provided in Section2.2 hereof, the unpaid principal amount of Base Rate Loans outstanding from time to time shall bear interest from the date each such Loan is made until repaid in full at the annual rate equal to the Base Rate plus the Applicable Margin then in effect. Interest on Base Rate Loans shall be payable on the last Business Day of each month.

      (b) Except as otherwise provided in Section2.2 hereof, the unpaid principal amount of LIBOR Rate Loans outstanding from time to time shall bear interest from the date each such Loan is made until repaid in full at the annual rate equal to the LIBOR Rate for such Loan for such Interest Period plus the Applicable Margin then in effect.
Interest on LIBOR Rate Loans shall be payable at the end of each Interest Period.

      (c) Interest on the Loans shall also be payable (i) at any time upon written notice by the Bank to the Borrower and (ii) on the Final Maturity Date.

	Section 2.2. INTEREST ON OVERDUE AMOUNTS. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable under this Agreement overdue by ten
(10) days or more shall bear interest at a rate per annum equal to five percent (5.00%) above the applicable interest rate otherwise payable on such Loans, set forth in Section 2.1 hereof, compounded daily and payable upon demand to accrue from the date such payment is due until the obligation of the Borrower with respect to the payment thereof shall be discharged, whether before or after judgment.

	Section 3. CERTAIN GENERAL PROVISIONS. The terms and provisions contained in Sections 6.6, 6.7 and 6.10 of the Credit Agreement are hereby incorporated herein mutatis mutandis, as fully as if set forth herein in their entirety.

	Section 4. BASIC DOCUMENTATION REQUIREMENTS. Concurrent with the establishment of this Line of Credit and before the Bank shall have any obligation to make any Loans, you must deliver to the Bank the following:

	(i)   this Line Agreement duly executed and delivered by the Borrower;

	(ii)  the Note duly executed and delivered by the Borrower;

	(iii) an amendment to the Credit Agreement in form and substance satisfactory to the Bank in which the lenders party to the Credit Agreement approve of the Borrower's incurrence of debt pursuant to this Line Agreement;

	(iv) an opinion of counsel to the Borrower covering due authorization, execution, and validity of this Agreement, the Note, and all other documents and instruments executed in connection therewith, and such other matters incident to the transactions contemplated by this Agreement and the Note as the Bank may require;

	(v) (A) a certificate, certified by a duly authorized officer of the Borrower to be true and complete as of the date hereof, of (a) no changes (other than those attached thereto) to its charter or other incorporation documents since last delivered to the Bank, and (b) no changes to its by-laws (other than those attached thereto) since last delivered to the Bank;

	(vi) certified copies of the resolutions of the Board of Directors of the Borrower, approving each of this Line Agreement, the Note and each of the other instruments and documents to be executed by it and delivered to the Bank pursuant to this Line Agreement and the Note, certified by an officer of the Borrower, and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect thereto;

	(vii) a certificate of a duly authorized officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each document to which it is a signatory and which is to be delivered by it hereunder or pursuant to any other document executed in connection herewith to which it is a party; and

	(viii) a corporate good standing certificate for the Borrower in the jurisdiction of its organization and foreign qualifications in each other jurisdiction in which the nature of its business or ownership or use of its property requires such qualification.

	Section 5. NOTICES. Except as otherwise expressly provided in this Line Agreement or the Note, all notices and other communications made or required to be given pursuant to this Line Agreement or the Note shall be made as set forth in Section6.5 of the Note.

	Section 6. MISCELLANEOUS. This Line Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Line Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which shall constitute one agreement. In proving this Line Agreement it shall not be necessary to account for more than one such counterpart signed by the party to be charged. This Line Agreement together with the related Note express the entire understanding of the parties with respect to the transactions contemplated hereby. If there is any conflict between this Line Agreement and the terms of the Note, the terms of the Note shall prevail. Neither this Line Agreement nor any term hereof may be changed, waived, terminated or discharged except in a writing executed by the Bank and the Borrower, except that, unless otherwise provided herein, upon the final payment and satisfaction in full of all of the Obligations and the expiry of any obligation of the Bank to extend credit hereunder, this Agreement shall terminate.

	If you agree with the foregoing, please execute and return the enclosed copy of this Line Agreement whereupon it will become a binding contract between you and the Bank as of the Closing Date.

	      [Remainder of page intentionally left blank]


						Sincerely,

						FLEET NATIONAL BANK.


						/s/ Neil Buitenhuys
					    By:__________________________
						Title: Vice President

CONSENTED AND AGREED TO
  as of June __, 2001:

BANGOR HYDRO-ELECTRIC COMPANY

By: /s/ Frederick S. Samp
Title:  Vice President


			    Exhibits

Exhibit A       Form of Note